Exhibit 99.1

P&F Industries Inc. Announces Stock Repurchase Agreement

MELVILLE, N.Y., February 14, 2019 - P&F Industries, Inc. (NASDAQ: PFIN) announced today that it has entered into an agreement whereby the Company will repurchase 389,909 shares of its common shares from certain funds and accounts advised or sub-advised by Fidelity Management & Research Company or one of its affiliates in a privately negotiated transaction at approximately $7.62 per share for a total purchase price of $2,970,834.

Richard Horowitz, Chairman and Chief Executive Officer of the Company, commented, “This transaction is a good use of capital and the repurchase should be immediately accretive to earnings per share. Management continues to believe the Company is undervalued and that this repurchase is beneficial to all stockholders.”

The repurchase is expected to close within the next one or two business days.

About P&F Industries, Inc.

P&F Industries, Inc., through its wholly owned subsidiaries, is a leading manufacturer and importer of power tools and accessories sold principally to the aerospace, industrial, automotive and retail markets. P&F’s products are sold under its own trade names, as well as under the private labels of major manufacturers and retailers.

Forward-Looking Statements

This is a Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based upon:

•	Exposure to fluctuations in energy prices;

•	Debt and debt service requirements;

•	Borrowing and compliance with covenants under our credit facility;

•	Disruption in the global capital and credit markets;

•	The strength of the retail economy in the United States and abroad;

•	Risks associated with sourcing from overseas, including tariffs;

•	Customer concentration;

•	Adverse changes in currency exchange rates;

•	Impairment of long-lived assets and goodwill;

•	Unforeseen inventory adjustments or changes in purchasing patterns;

•	Market acceptance of products;

•	Competition;

•	Price reductions;

•	Interest rates;

•	Litigation and insurance;

•	Retention of key personnel;

•	Acquisition of businesses;

•	Regulatory environment;

•	The threat of terrorism and related political instability and economic uncertainty; and

•	Information technology system failures and attacks,

and those other risks and uncertainties described in the Company’s most recent Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its other reports and statements filed by the Company with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made. The Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. The Company cautions you against relying on any of these forward-looking statements.

P&F Industries, Inc.

Joseph A. Molino, Jr.

Chief Operating Officer

631-694-9800

www.pfina.com